Exhibit 99.1

IDEXX Laboratories Announces Fourth Quarter and Full Year 2018 Results

WESTBROOK, Maine, Feb. 1, 2019 /PRNewswire/ --

  Achieves revenue growth in Q4 of 9% on a reported basis and 10% on an organic basis, driven by CAG Diagnostics recurring revenue growth of 12% reported and 13% organic
  Reports 15% year-over-year increase in Catalyst placements at new or competitive accounts in Q4, supporting full year growth of 21% in IDEXX's premium instrument installed base
  Delivers full year EPS of $4.26, representing 45% growth on a reported basis and 36% on a comparable constant currency basis
  Reaffirms 2019 revenue guidance of $2,385 million - $2,425 million, reflecting consistent expectations for reported revenue growth of 8% - 9.5% and organic revenue growth of 9.5% - 11%
  Raises 2019 EPS outlook range by $0.04 from the midpoint of prior guidance to $4.66 - $4.78, reflecting flow through of strong 2018 profit performance, partially offset by lower estimates for projected share-based compensation tax benefits

IDEXX Laboratories, Inc. (NASDAQ: IDXX), a global leader in veterinary diagnostics, veterinary practice software and water microbiology testing, reports revenues of $549 million for the fourth quarter of 2018, an increase of 9% compared to the prior year period on a reported basis and 10% on an organic basis. Fourth quarter results were driven by continued strong gains in Companion Animal Group ("CAG") Diagnostics recurring revenue globally. Earnings per diluted share ("EPS") were $0.98 on a reported basis for the fourth quarter, representing EPS growth of 128% and comparable constant currency EPS growth of 40%.

Revenue for the full year of $2,213 million increased 12% on a reported and organic basis, driven by 14% reported and 13% organic growth in CAG Diagnostics recurring revenue. For the full year 2018, EPS of $4.26 increased 45% on a reported basis and 36% on a comparable constant currency basis, supported by a reported 120 basis points of operating margin improvement, or 130 basis points on a constant currency basis, and benefits from the 2017 Tax Cuts and Jobs Act ("U.S. Tax Reform").

Based on its continued strong momentum, the Company is reaffirming its full year 2019 revenue growth outlook of 8% - 9.5% on a reported basis and 9.5% - 11% on an organic basis. The Company is also increasing its EPS guidance range to $4.66 - $4.78, an increase of $0.04 at the midpoint of prior 2019 guidance shared on the Q3 2018 conference call, reflecting approximately $0.06 per share in incremental benefits from the flow through of strong 2018 operating margin performance and tax rate upsides, partially offset by $0.02 of per share reduction in projected share-based compensation tax benefits reflecting recent share prices. This EPS outlook incorporates the Company's refined goals for constant currency operating margin improvement of 50 - 80 basis points in 2019, building on its strong 2018 results.

"IDEXX delivered another quarter of strong performance, evidenced by consistent 13% gains in CAG Diagnostics recurring revenue and 21% expansion of our global premium instrument installed base. We also delivered outstanding bottom line results, while advancing incremental investments in our employees, innovation and expanded sales and marketing capability. We are well-positioned to build on our business momentum and high level of execution in 2019 with the investments we have made in the business over the last year," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer.

"Our sustained high growth reinforces the enduring long-term potential we see for our markets around the world as our customers advance their standards of care by leveraging IDEXX's unique innovations. Our global opportunity for growth is supported by evolving pet owners' attitudes, particularly with the millennial generation, towards the importance of care for their family members, and by veterinary practices deepening their appreciation for the value of diagnostics in both sick animal and preventive care."

Fourth Quarter Performance Highlights

Companion Animal Group

The Companion Animal Group generated 10% reported and 12% organic revenue growth for the quarter. CAG Diagnostics recurring revenue growth remained strong at 12% reported and 13% organic, including a $4.5 million, or approximately 1% in growth rate benefit attributable to the adoption of ASU 2014-09, Revenue from Contracts with Customers (the "New Revenue Standard"), primarily related to the modified retrospective restatement. Veterinary software services and diagnostic imaging systems revenue growth increased 9% on a reported basis and 8% on an organic basis.

  IDEXX VetLab® consumables generated 17% reported and 19% organic revenue growth, supported by our expanding premium instrument base and benefits from new test innovations, including Catalyst® SDMA. IDEXX VetLab premium diagnostic instrument placements grew 8% to a record number of 3,957, including 2,042 Catalyst placements, reflecting 10% growth, 1,170 premium hematology instrument additions and 745 IDEXX SediVue Dx® analyzer placements.
  Reference laboratory diagnostic and consulting services generated 10% reported and 11% organic revenue growth. These results were driven by mid-teen organic growth in the U.S., with strong organic volume gains with existing customers, solid net price realization and net customer additions. International reference lab organic revenue growth reached mid-single-digit levels in the quarter, with overall gains moderated by low growth in select markets.
  Rapid assay products generated revenue growth of 5% on a reported and organic basis, with continued gains in SNAP® 4Dx® Plus Tests, specialty and first generation rapid test volumes.

Water

Water achieved revenue growth of 5% on a reported basis and 8% on an organic basis in the fourth quarter, supported by strong growth in international markets.

Livestock, Poultry and Dairy ("LPD")

LPD revenue declined 9% on a reported basis and 5% on an organic basis for the quarter, reflecting comparisons to strong year-end government program and distributor ordering in the prior year, impacts related to African swine fever outbreaks in China, which reduced demand for diagnostic testing in the quarter, as well as continued pressure on dairy testing in key markets related to low milk pricing.

Gross Profit and Operating Profit

Gross profits increased 10%, and gross margin increased to 54.7% from 53.8% in the prior year period. On a constant currency basis, gross margin was 70 basis points higher than fourth quarter 2017, supported by continued solid net price gains and strong growth in consumable revenues, partially offset by unfavorable impacts from instrument program mix under the New Revenue Standard.

Operating margin was 21.0% in the quarter, 170 basis points higher than the prior year period results on a reported and constant currency basis, supported by gross margin gains and operating expense leverage on high revenue growth.

2019 Financial Outlook

The following guidance for 2019 reflects the assumptions that for the remainder of 2019, the value of foreign currencies will remain at the following rates in U.S. dollars:

  the euro at $1.13;
  the British pound at $1.28;
  the Canadian dollar at $0.75; and
  the Australian dollar at $0.70;

and relative to the U.S. dollar:

  the Japanese yen at ¥112;
  the Chinese renminbi at RMB 7.00; and
  the Brazilian real at R$3.79.

Outlook for 2019

The Company is reaffirming its 2019 revenue outlook of $2,385 million - $2,425 million, supported by reported revenue growth of 8% - 9.5% and organic revenue growth of 9.5% - 11%. At the foreign exchange rate assumptions in 2019 noted above, we continue to estimate that the effect of the stronger U.S. dollar will reduce full year 2019 reported revenue growth by approximately 1.5%, EPS growth by approximately 1%, and EPS by an estimated $0.03 per share, including the net impact of projected hedge gains of approximately $10 million in 2019.

We are increasing our 2019 EPS outlook to $4.66 - $4.78 per share, an increase of $0.04 at the midpoint of the earlier guidance range, or targeted growth of 9% - 12% on a reported basis and 15% - 18% on a comparable constant currency basis. The Company is projecting free cash flow at approximately 60% - 65% of net income in 2019, including a projected $70 million of capital spending related to completion of our Westbrook, Maine headquarters expansion and the relocation and expansion of our core laboratory in Germany. Spending for these two major projects was $42 million in 2018. For 2019, the Company projects total capital spending, including these major projects, of approximately $160 million - $175 million.

The Company provides the following updated guidance for 2019:

Amounts in millions except per share data and percentages

		Guidance Range			Growth Definition	Year-over-year Growth

Revenue		$2,385	-	$2,425	Reported	8% - 9.5%
					Organic Revenue Growth	9.5% - 11%

EPS		$4.66	-	$4.78	Reported	9% - 12%
					Comparable Constant Currency	15% - 18%

Operating Cash Flow	~	100% - 105% of net income

Free Cash Flow	~	60% - 65% of net income

Capital Expenditures	~	$160 million - $175 million

We expect an effective tax rate of 20% - 21%, including expectations for a benefit from share-based compensation accounting of $6.5 million - $8.5 million or approximately 150 basis points. We are projecting a reduction in weighted average shares outstanding of approximately 1% to 1.5%, and interest expense, net of interest income, of $37 million to $38 million, reflecting current and projected borrowings.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its fourth quarter and full year 2018 results and management's outlook. To participate in the conference call, dial 1-800-230-1074 or 1-612-234-9960 and reference confirmation code 462085. Replay of the conference call will be available through Friday, February 8, 2019 by dialing 1-800-475-6701 or 1-320-365-3844 and referencing replay code 462085. Individuals can access a live webcast of the conference call through a link on the IDEXX website, www.idexx.com/investors. An archived edition of the webcast will be available after 1:00 p.m. (Eastern) on that day via the same link and will remain available for one year.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a member of the S&P 500® Index and is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX employs more than 8,000 people and offers products to customers in over 175 countries. For more information about IDEXX, visit: www.idexx.com.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "2019 Financial Outlook", "Outlook for 2019", and elsewhere and can be identified by the use of words such as "expects", "may", "anticipates", "intends", "would", "will", "plans", "believes", "estimates", "projected", "should", and similar words and expressions. Our forward-looking statements include statements relating to revenue growth and EPS outlooks; operating and free cash flow forecast; projected impacts of U.S. Tax Reform; projected impact of foreign currency exchange rates; and projected operating margins and expenses, capital expenditures, gains from foreign currency hedging transactions, tax and EPS benefits from share-based compensation arrangements, effective tax rates, weighted average shares outstanding and interest expense. These statements are based on management's expectation of future events as of the date of this earnings release. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. The Company specifically disclaims any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. A description of the risks and uncertainties that could cause results to differ materially from those described in the forward-looking statements can be found in the Company's 2017 Annual Report on Form 10-K, the Company's Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC) on November 1, 2018 and the Company's other filings with the SEC available at www.sec.gov.

Statement Regarding Non-GAAP Financial Measures

The following defines terms and conventions and provides reconciliations regarding certain measures used in this earnings release and/or the accompanying earnings conference call that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and liquidity and are useful for period-over-period comparisons of the performance of the Company's business and its liquidity and to the performance and liquidity of our peers. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies.

Constant currency - Constant currency references are non-GAAP financial measures which exclude the impact of changes in foreign currency exchange rates and are consistent with how management evaluates our performance and comparisons with prior and future periods. We estimated the net impacts of currency on our revenue, gross profit, operating profit, and EPS results by restating results to the average exchange rates or exchange rate assumptions for the comparative period, which includes adjusting for the estimated impacts of foreign currency hedging transactions and certain impacts on our effective tax rates. These estimated currency changes impacted fourth-quarter 2018 results as follows: decreased revenue growth by 1.6%, decreased gross profit growth by approximately 2%, increased gross profit margin growth by 20 basis points, decreased operating expense growth by 1%, decreased operating profit growth by 2%, had an immaterial impact on operating profit margin growth, and decreased EPS growth by 2%. Estimated currency changes impacted full year 2018 results as follows: increased revenue growth by less than 1%, decreased operating profit margin growth by 10 basis points, and had an immaterial impact on EPS growth. Estimated currency changes are also expected to decrease projected full year 2019 revenue growth by approximately 1.5%, decrease projected full year 2019 CAG Diagnostics recurring revenue growth by approximately 1.5%, decrease projected operating profit margin growth by approximately 20 basis points, decrease projected 2019 EPS growth by approximately 1%, and decrease first quarter revenue growth by approximately 3%. Constant currency revenue growth represents the percentage change in revenue during the applicable period, as compared to the prior year period, excluding the impact of changes in foreign currency exchange rates. See the supplementary analysis of results below for revenue percentage change from currency for the three months and year ended December 31, 2018.

Growth and organic revenue growth - All references to growth and organic growth refer to growth compared to the equivalent prior year period unless specifically noted. Organic revenue growth is a non-GAAP financial measure that excludes the impact of changes in foreign currency exchange rates and revenue from business acquisitions. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three and twelve months ended December 31, 2018. See the constant currency note above for the impacts of estimated currency changes to fourth quarter and full year 2018, as well estimated full year 2019 organic revenue growth for the Company. The percentage change in revenue resulting from acquisitions represents incremental revenues attributable to business acquisitions that have occurred since the beginning of the prior year period. Effective January 1, 2018, we exclude only acquisitions that are considered to be a business (consistent with ASU 2017-01, "Business Combinations: (Topic 850) Clarifying the Definition of a Business") from organic revenue growth. For more detail on what acquisitions we consider to be a business in computing organic growth, please see Management's Discussion and Analysis of Financial Conditions and Results of Operations, Non-GAAP Financial Measures, contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018. For the calculation of projected full year and first quarter 2019 organic revenue growth, and projected full year 2019 CAG Diagnostics recurring organic revenue growth, the impacts of revenue from acquisitions is immaterial.

Comparable constant currency EPS growth - Comparable constant currency EPS growth is a non-GAAP financial measure that excludes the tax effects of share-based compensation activity under ASU 2016-09, a one-time negative impact related to the 2017 Tax Cuts and Jobs Act ("U.S. Tax Reform"), and a discrete tax benefit related to the expected utilization of foreign tax credits. Management believes comparable constant currency EPS growth is a more useful way to measure the Company's business performance than EPS growth because it enables better period-over-period comparisons of the fundamental financial results by excluding items that vary independent of performance and provides greater transparency to investors regarding a key metric used by management. Share-based compensation activity is expected to increase projected EPS by $0.07 to $0.10 for the full year 2019, increased fourth quarter 2018 EPS by $0.01 compared to $0.06 in the fourth quarter of 2017, increased EPS by $0.24 for the full year 2018, and increased EPS by $0.30 for full year 2017. A one-time negative impact related to the enactment of the U.S. Tax Reform for the fourth quarter of 2017, due to the deemed repatriation of the Company's foreign profits, net of the remeasurement of deferred taxes at the lower enacted corporate tax rate, reduced fourth quarter and full year 2017 EPS by $0.34. A discrete tax benefit related to the expected utilization of foreign tax credits in 2017 increased fourth-quarter 2017 EPS by $0.01 and full year 2017 EPS by $0.04. These impacts and those described in the constant currency note above reconcile reported EPS growth to comparable constant currency EPS growth for the Company.

Free cash flow - Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, including tax benefits attributable to share-based compensation, reduced by the Company's investments in property and equipment. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in property and equipment that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the years ended December 31, 2018 and 2017. Since adoption of ASU 2016-09 in 2017, the tax benefit from share-based compensation is included in cash generated from operations and will no longer be an adjustment in our free cash flow calculation. To estimate projected 2019 free cash flow, we have deducted projected purchases of property and equipment (also referred to as capital expenditures) of ~$160 -$175 million.

Debt to Adjusted EBITDA (Leverage Ratios) - Adjusted EBITDA, gross debt, and net debt are non-GAAP financial measures. Adjusted EBITDA is a non-GAAP financial measure of earnings before interest, taxes, depreciation, amortization and share-based compensation. Management believes that using Adjusted EBITDA, gross debt and net debt in the Adjusted EBITDA ratio is a useful and recognized measure for evaluating financial leverage. For further information on how Adjusted EBITDA and the Debt to Adjusted EBITDA Ratio are calculated, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017.

After-Tax Return on Invested Capital, Excluding Cash and Investments ("ROIC"): After-Tax Return on Invested Capital, Excluding Cash and Investments is a non-GAAP financial measure. After-tax return on invested capital, excluding cash and investments, represents our after-tax income from operations, divided by our average invested capital, excluding cash and investments, using beginning and ending balance sheet values. Management believes that reporting after-tax return on invested capital provides useful information to investors for evaluating the efficiency and effectiveness of our use of capital. See the supplementary table below for reconciliation of this non-GAAP financial measure.

Contact: John Ravis, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)
		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2018	2017	2018	2017
Revenue:	Revenue	$549,386	$506,121	$2,213,242	$1,969,058
Expenses and Income:	Cost of revenue	249,025	233,647	971,700	871,676
	Gross profit	300,361	272,474	1,241,542	1,097,382
	Sales and marketing	95,904	90,539	387,406	354,294
	General and administrative	58,972	55,318	244,938	220,878
	Research and development	30,138	28,809	117,863	109,182
	Income from operations	115,347	97,808	491,335	413,028
	Interest expense, net	(8,302)	(8,122)	(33,593)	(31,971)
	Income before provision for income taxes	107,045	89,686	457,742	381,057
	Provision for income taxes	21,368	51,396	80,695	117,788
Net Income:	Net income	85,677	38,290	377,047	263,269
	Less: Noncontrolling interest in subsidiary's earnings	39	33	16	125
	Net income attributable to stockholders	$85,638	$38,257	$377,031	$263,144
	Earnings per share: Basic	$0.99	$0.44	$4.34	$3.00
	Earnings per share: Diluted	$0.98	$0.43	$4.26	$2.94
	Shares outstanding: Basic	86,379	87,427	86,864	87,769
	Shares outstanding: Diluted	87,807	89,045	88,470	89,567

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information (Unaudited)
		Three Months Ended		Twelve Months Ended
		December 31,	December 31,	December 31,	December 31,
		2018	2017	2018	2017
Operating Ratios	Gross profit	54.7%	53.8%	56.1%	55.7%
(as a percentage of revenue):	Sales, marketing, general and administrative expense	28.2%	28.8%	28.6%	29.2%
	Research and development expense	5.5%	5.7%	5.3%	5.5%
	Income from operations[1]	21.0%	19.3%	22.2%	21.0%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		December 31,	Percent of	December 31,	Percent of
		2018	Revenue	2017	Revenue
Revenue:	CAG	$479,011		$433,516
	Water	30,289		28,864
	LPD	33,923		37,215
	Other	6,163		6,526
	Total	$549,386		$506,121

Gross Profit:	CAG	$256,804	53.6%	$230,876	53.3%
	Water	21,228	70.1%	19,609	67.9%
	LPD	19,393	57.2%	20,957	56.3%
	Other	2,911	47.2%	3,162	48.5%
	Unallocated Amounts	25	N/A	(2,130)	N/A
	Total	$300,361	54.7%	$272,474	53.8%

Income from Operations:	CAG	$97,048	20.3%	$85,700	19.8%
	Water	13,149	43.4%	12,195	42.2%
	LPD	5,973	17.6%	6,584	17.7%
	Other	1,658	26.9%	1,562	23.9%
	Unallocated Amounts	(2,481)	N/A	(8,233)	N/A
	Total	$115,347	21.0%	$97,808	19.3%

		Twelve Months Ended		Twelve Months Ended
		December 31,	Percent of	December 31,	Percent of
		2018	Revenue	2017	Revenue
Revenue:	CAG	$1,935,428		$1,703,377
	Water	125,198		114,395
	LPD	130,581		128,481
	Other	22,035		22,805
	Total	$2,213,242		$1,969,058

Gross Profit:	CAG	$1,066,509	55.1%	$936,798	55.0%
	Water	88,092	70.4%	79,365	69.4%
	LPD	74,960	57.4%	72,140	56.1%
	Other	10,250	46.5%	11,388	49.9%
	Unallocated Amounts	1,731	N/A	(2,309)	N/A
	Total	$1,241,542	56.1%	$1,097,382	55.7%

Income from Operations:	CAG	$429,483	22.2%	$363,557	21.3%
	Water	56,607	45.2%	50,616	44.2%
	LPD	19,412	14.9%	16,464	12.8%
	Other	3,729	16.9%	4,837	21.2%
	Unallocated Amounts	(17,896)	N/A	(22,446)	N/A
	Total	$491,335	22.2%	$413,028	21.0%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)
	Three Months Ended
				Reported	Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Revenue	Change from	Change from	Revenue
Net Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG	$479,011	$433,516	$45,495	10.5%	(1.4%)	0.1%	11.7%
United States	314,434	278,396	36,038	12.9%	—	0.2%	12.8%
International	164,577	155,120	9,457	6.1%	(3.8%)	0.1%	9.8%
Water	30,289	28,864	1,425	4.9%	(2.6%)	—	7.5%
United States	13,235	13,125	110	0.8%	—	—	0.8%
International	17,054	15,739	1,315	8.4%	(5.0%)	—	13.4%
LPD	33,923	37,215	(3,292)	(8.8)%	(3.7%)	—	(5.1)%
United States	3,436	3,615	(179)	(5.0)%	—	—	(5.0)%
International	30,487	33,600	(3,113)	(9.3)%	(4.1%)	—	(5.2)%
Other	6,163	6,526	(363)	(5.6)%	—	—	(5.6)%
Total Company	$549,386	$506,121	$43,265	8.5%	(1.6%)	0.1%	10.1%
United States	333,020	297,782	35,238	11.8%	—	0.2%	11.7%
International	216,366	208,339	8,027	3.9%	(3.9%)	—	7.7%

	Three Months Ended
				Reported	Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Revenue	Change from	Change from	Revenue
Net CAG Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG Diagnostics recurring revenue:	$401,654	$359,765	$41,889	11.6%	(1.4%)	—	13.0%
IDEXX VetLab consumables	156,595	133,693	22,902	17.1%	(1.8%)	—	18.9%
Rapid assay products	48,341	46,224	2,117	4.6%	(0.8%)	—	5.4%
Reference laboratory diagnostic and consulting services	178,486	161,924	16,562	10.2%	(1.2%)	—	11.4%
CAG Diagnostics services and accessories	18,232	17,924	308	1.7%	(1.6%)	—	3.3%
CAG Diagnostics capital – instruments	37,264	36,945	319	0.9%	(2.4%)	—	3.3%
Veterinary software, services and diagnostic imaging systems	40,093	36,806	3,287	8.9%	(0.4%)	1.6%	7.7%
Net CAG revenue	$479,011	$433,516	$45,495	10.5%	(1.4%)	0.1%	11.7%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)
	Twelve Months Ended
				Reported	Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Revenue	Change from	Change from	Revenue
Net Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG	$1,935,428	$1,703,377	$232,051	13.6%	0.7%	0.1%	12.8%
United States	1,277,146	1,125,364	151,782	13.5%	—	0.1%	13.4%
International	658,282	578,013	80,269	13.9%	2.1%	—	11.7%
Water	125,198	114,395	10,803	9.4%	0.2%	—	9.3%
United States	58,774	55,482	3,292	5.9%	—	—	5.9%
International	66,424	58,913	7,511	12.7%	0.3%	—	12.4%
LPD	130,581	128,481	2,100	1.6%	1.0%	—	0.6%
United States	13,932	14,108	(176)	(1.3)%	—	—	(1.3)%
International	116,649	114,373	2,276	2.0%	1.1%	—	0.9%
Other	22,035	22,805	(770)	(3.4)%	0.3%	—	(3.7)%
Total Company	$2,213,242	$1,969,058	$244,184	12.4%	0.7%	0.1%	11.6%
United States	1,357,909	1,203,547	154,362	12.8%	—	0.1%	12.7%
International	855,333	765,511	89,822	11.7%	1.8%	—	9.9%

	Twelve Months Ended
				Reported	Percentage	Percentage	Organic
	December 31,	December 31,	Dollar	Revenue	Change from	Change from	Revenue
Net CAG Revenue	2018	2017	Change	Growth[1]	Currency	Acquisitions	Growth[1]
CAG Diagnostics recurring revenue:	$1,654,530	$1,451,701	$202,829	14.0%	0.8%	—	13.2%
IDEXX VetLab consumables	617,237	518,774	98,463	19.0%	0.8%	—	18.1%
Rapid assay products	217,541	205,309	12,232	6.0%	0.4%	—	5.6%
Reference laboratory diagnostic and consulting services	746,794	660,142	86,652	13.1%	0.9%	—	12.2%
CAG Diagnostics services and accessories	72,958	67,476	5,482	8.1%	0.8%	—	7.4%
CAG Diagnostics capital – instruments	134,264	119,963	14,301	11.9%	0.6%	—	11.3%
Veterinary software, services and diagnostic imaging systems	146,634	131,713	14,921	11.3%	0.1%	1.3%	10.0%
Net CAG revenue	$1,935,428	$1,703,377	$232,051	13.6%	0.7%	0.1%	12.8%

[1]See Statements Regarding Non-GAAP Financial Measures, above. Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
Amounts in thousands (Unaudited)
		December 31,	December 31,
		2018	2017
Assets:	Current Assets:
	Cash and cash equivalents	$123,794	$187,675
	Marketable securities	—	284,255
	Accounts receivable, net	248,855	234,597
	Inventories	173,303	164,318
	Other current assets	108,220	101,140
	Total current assets	654,172	971,985
	Property and equipment, net	437,270	379,096
	Other long-term assets, net	445,907	362,335
	Total assets	$1,537,349	$1,713,416
Liabilities and Stockholders'
Equity (Deficit):	Current Liabilities:
	Accounts payable	$69,534	$66,968
	Accrued liabilities	260,683	253,418
	Line of credit	398,937	655,000
	Deferred revenue	41,290	29,181
	Total current liabilities	770,444	1,004,567
	Long-term debt	601,348	606,075
	Other long-term liabilities, net	174,790	156,616
	Total long-term liabilities	776,138	762,691
	Total stockholders' deficit	(9,513)	(54,106)
	Noncontrolling interest	280	264
	Total stockholders' deficit	(9,233)	(53,842)
	Total liabilities and stockholders' deficit	$1,537,349	$1,713,416

IDEXX Laboratories, Inc. and Subsidiaries
Select Balance Sheet Information (Unaudited)
		December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Selected Balance Sheet Information:	Days sales outstanding[1]	42.6	44.3	41.2	42.0	41.7
	Inventory turns[2]	2.3	2.1	2.2	2.0	2.2

[1]Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2]Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Condensed Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2018	2017
Operating:	Cash Flows from Operating Activities:
	Net income	$377,047	$263,269
	Non-cash charges	114,677	101,627
	Changes in assets and liabilities	(91,640)	8,380
	Net cash provided by operating activities	400,084	373,276
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(115,751)	(74,384)
	Purchase of marketable securities	(87)	(334,164)
	Proceeds from the sale and maturities of marketable securities	284,125	286,759
	Acquisitions of intangible assets and equity investment	(7,185)	(2,320)
	Acquisitions of businesses, net of cash acquired	(22,500)	(14,579)
	Net cash provided (used) by investing activities	138,602	(138,688)
Financing:	Cash Flows from Financing Activities:
	(Repayments) borrowings on revolving credit facilities, net	(256,040)	44,000
	Payment of acquisition-related contingent considerations	(1,266)	—
	Repurchases of common stock	(369,319)	(282,565)
	Proceeds from exercises of stock options and employee stock purchase plans	38,201	38,622
	Shares withheld for statutory tax withholding on restricted stock	(9,375)	(8,073)
	Net cash used by financing activities	(597,799)	(208,016)
	Net effect of changes in exchange rates on cash	(4,768)	6,202
	Net (decrease) increase in cash and cash equivalents	(63,881)	32,774
	Cash and cash equivalents, beginning of period	187,675	154,901
	Cash and cash equivalents, end of period	$123,794	$187,675

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands except per share data (Unaudited)
		Twelve Months Ended
		December 31,	December 31,
		2018	2017
Free Cash Flow:	Net cash provided by operating activities	$400,084	$373,276
	Investing cash flows attributable to purchases of property and equipment	(115,751)	(74,384)
	Free cash flow[1]	$284,333	$298,892

[1]See Statements Regarding Non-GAAP Financial Measures, above.

IDEXX Laboratories, Inc. and Subsidiaries
After-Tax Return on Invested Capital, Excluding Cash and Investments ("ROIC")
Amounts in thousands (Unaudited)
Numerator (amounts in thousands)	For the Year Ended December 31, 2018
Income from operations (as reported)	$491,335
After-tax income from operations[1]	$404,718
Denominator (dollar amounts in thousands)	As of December 31, 2018	As of December 31, 2017
Total shareholders' equity (deficit)	(9,513)	(54,106)
Noncontrolling interest	280	264
Line of credit	398,937	655,000
Long-term debt	601,348	606,075
Deferred income tax assets	(8,481)	(7,698)
Deferred income tax liabilities	29,267	25,353
Total invested capital	$1,011,838	$1,224,888
Less cash and cash equivalents	123,794	187,675
Less marketable securities	—	284,255
Total invested capital, excluding cash and investments	$888,044	$752,958
Average invested capital, excluding cash and investments[2]	820,501
After-tax return on invested capital, excluding cash and investments	49%

[1]After-tax income from operations represents income from operations reduced by our reported effective tax rate, excluding the impact of non-recurring tax items.
[2]Average invested capital, excluding cash and investments, represents the average of the amount of total invested capital, excluding cash and investments.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Shares repurchased in the open market	489	351	1,773	1,749
Shares acquired through employee surrender for statutory tax withholding	2	2	52	57
Total shares repurchased	491	353	1,825	1,806

Cost of shares repurchased in the open market	$103,482	$54,977	$368,691	$270,297
Cost of shares for employee surrenders	265	245	9,375	8,074
Total cost of shares	$103,747	$55,222	$378,066	$278,371

Average cost per share – open market repurchases	$211.41	$156.57	$207.92	$154.51
Average cost per share – employee surrenders	$201.40	$156.44	$182.18	$142.55
Average cost per share – total	$211.38	$156.57	$207.19	$154.13